                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 10-K

                [X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the fiscal year October 31, 2001

                                       OR

              [ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         For the transition period from _________ to______________

                           Commission file no.1-12938

                    INTERSTATE NATIONAL DEALER SERVICES, INC.

             (Exact name of registrant as specified in its charter)

  Delaware                                               11-3078398
 (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                       Identification No.)


 333 Earle Ovington Blvd.
 Mitchel Field, New York                                    11553
(Address of principal executive offices)                   (Zip Code)


                                 (516) 228-8600
              (Registrant's telephone number, including area code)

                            -------------------------

    Securities registered under Section 12 (b) of the Exchange Act:

                                                         Name of Each Exchange
            Title of Each Class                            on Which Registered
            -------------------                          ----------------------

Common Stock, par value $.01 per share                          NASDAQ
Common Stock Purchase Rights                                    NASDAQ

         Securities registered under Section 12 (g) of the Exchange Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x No___

Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this For 10-K. [ X ]

The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing sale price of the Common Stock on January 18, 2002 as reported on the NASDAQ National Market ("NASDAQ"), was approximately $14,523,000.

As of January 18, 2002, Registrant had issued and outstanding 3,967,449 shares of Common Stock.

                                     PART I

ITEM 1.  BUSINESS

Forward Looking Statements

      The statements contained in this annual report that are not historical facts are "forward-looking statements." The Company cautions readers of this annual report that a number of important factors could cause the Company's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect the Company, are described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 1996. Readers of this annual report are referred to such filing.

General

      Interstate National Dealer Services, Inc. (the "Company") was incorporated in Delaware in 1991 and commenced operations in November 1991 with the purchase of certain assets and the assumption of certain liabilities of INDS Group, Inc., a California corporation which commenced operations in 1981 under the name Interstate National Dealer Services Group, Inc. The Company's principal executive offices are located at 333 Earle Ovington Blvd., Mitchel Field, New York 11553, and its telephone number is (516) 228-8600.

      The Company designs, markets and administers service contracts and warranties for new and used motor vehicles and recreational vehicles and, to a lesser extent, watercraft, motorcycles and other vehicles. A service contract may be sold by any of the following entities: (1) either the seller originating the sale of the vehicle, (2) the financial institution financing the sale of the vehicle, or (3) other entities, including the Company, which sell the contract to the owner of the vehicle after the vehicle has been purchased. A vehicle service contract is an agreement between either the seller or the administrator of the service contract and the vehicle purchaser under which the seller or the administrator agrees to replace or repair for a specific term designated vehicle parts in the event of a mechanical breakdown. Vehicle service contracts supplement, or are in lieu of, manufacturers' warranties and provide a variety of extended coverage options (typically ranging from three months to seven years and/or 3,000 miles to 150,000 miles).

      Each seller pays a net rate for each service contract or warranty it sells. This payment includes (i) an administrative fee for the Company from which the Company pays any commission due the agent, (ii) insurance premiums and fees for the insurance underwriter, and (iii) a claim reserve to be placed in an interest-bearing loss reserve account maintained for the benefit of the contract purchaser. The net rate for service contracts ranges from $75 to over $3,000 per contract with a typical average net rate per contract of $700 for a new or used car, $650 for a new recreational vehicle and $850 for a used recreational vehicle. In most cases, each seller is free to determine the price at which it will sell the service contract to the purchaser. The amount a seller charges for the service contract in excess of the net rate is additional income to such seller. The administrative fee for the Company ranges from $30 to $300 (prior to the payment to the agent of any commission which generally ranges from $10 to $150) per contract, which fee varies based on the type of service contract sold by a seller.

      In April 1995, the Company formed an affiliated insurance company, National Service Contract Insurance Company Risk Retention Group, Inc. ("NSC"), which underwrites a portion of the insurance policies arranged by the Company. Other insurance policies arranged by the Company are underwritten by member companies of the Gulf Insurance Group and Royal and SunAlliance USA.

      The various vehicle service contract programs offered by the Company are designed to provide sellers with an additional source of revenue. For example, certain of the Company's programs provide that sellers and other participants who reach certain sales volumes receive additional revenues if, and to the extent, claims paid on their service contracts are less than the claims reserves maintained for such contracts. Under certain circumstances, the Company may also be entitled to unconsumed claim reserves, including reserves attributable to sellers who have not achieved specified sales volumes of service contracts.

      Initially, the Company's business focused on extended warranties for new automobiles and, to a lesser extent, used cars. In the past five years, however, a higher percentage of sales are from warranties for used cars. In addition, the Company has expanded into other markets and has realized an increasing portion of revenues from its recreational vehicle programs.

      In February 1999, the Company formed a subsidiary, Uautobid.com, which had developed an internet web site where a car buyer could purchase a new or used vehicle online directly from a participating dealer. In July 2000, after an extensive review and evaluation, the Company decided to abandon the operations of its Uautobid.com subsidiary. The Company determined that further investment in this operation was not prudent due to the higher level of risk associated with the rapidly changing and increasingly competitive internet car buying market.

Marketing

      The Company markets its services and products, using its network of independent representatives, primarily to dealers and, to a lesser extent, leasing companies, finance companies and other service contract marketers. The Company promotes its services and products to the independent representatives and, to some extent, to dealers primarily through the participation of the Company at trade shows and advertising in trade publications. The Company has also obtained independent representatives and dealers through recommendations and referrals from existing independent representatives and dealers and others, some of which receive a commission from the Company upon the sale of its services and products. To assure a high level of competence and awareness of its current administrative services and products, the Company provides initial and on-going training for its independent representatives and dealers.

      The dealers participating in the Company's programs sell motor vehicles and recreational vehicles manufactured by all of the major manufacturers whose products are sold in North America. Most of the Company's dealers sell products from more than one manufacturer. Accordingly, the Company does not focus its sales and marketing efforts on any one vehicle manufacturer or on any small group of manufacturers.

      The Company enters into an agreement with each of its independent representatives which generally is terminable at any time by the Company or the representative upon giving of 30 days written notice or by the Company immediately for cause. The agreement provides that, among other things, the independent representative solicit sellers, on a non-exclusive basis, for the Company within designated territories which may include one or more states or portions thereof. Most independent representatives are compensated on a flat rate commission basis. Independent representatives may sell products and services of other companies, including competitors of the Company, and have no obligation to sell the products and services offered by the Company.

      In order to sell service contracts to vehicle owners who had not purchased a service contract at the time of their vehicle purchase, the Company also makes sales through its own and third party call center facilities and through its own and third party internet sites. To facilitate such direct sales, the Company offers a service contract financing program. Under the Company's financing program, a purchaser of a service contract is given the option to pay for such contract on a monthly basis over a period of time, without interest. As of October 31, 2001, the Company's receivables from its financing program totaled approximately $5,359,000. The Company believes its exposure from these financed contracts is limited because the service contract is terminated if the purchaser fails to make his monthly payments to the Company.

Competition

      The business of marketing administrative services and related products, and specifically services related to motor vehicle service contracts, is highly competitive and dominated by the major automotive manufacturers and other independent third-party administrators. The Company is unable to predict the extent to which automobile manufacturers (by, for example, extending the period covered under vehicle warranties) may reduce a dealer's ability to market extended vehicle service contracts such as those administered by the Company.

      Although management of the Company believes that it is competitive with most third-party administrators, the Company's position in the overall market is not significant. In addition, many of the Company's competitors have significantly better financial resources and operating resources than those of the Company. In order to be competitive in the marketplace, the Company provides insurance coverage at competitive prices, offers a range of products and services believed not to be available from most of its competitors and supports sales with service to its dealers and the vehicle purchaser. The Company maintains a toll-free line to facilitate customer service.

Seasonality

      A sale of a service contract by the Company is dependent upon the sale of the primary product (such as motor vehicles, recreational vehicles and watercraft) covered by the service contract. As a result, the Company's revenues are reduced in the winter months when sales of new and used motor vehicles, recreational vehicles and watercraft are lower in some regions than during the other months of the year.

Government Regulation

      The service contract programs developed and marketed by the Company and its related operations are regulated by the statutes and regulations of a number of states. Generally, some states require registration of administrators and some state statutes concern the scope of service contract coverage and the content of the service contract or warranty document. In the latter instances, these state statutes typically require that specific provisions be included in the contract expressly stating the purchaser's rights in the event of a claim, how the service contract or warranty may be canceled and identification of the insurance underwriter indemnifying the sellers or administrators against loss for performance under the terms of the contracts. The Company believes that it is in compliance in all material respects with the applicable regulations governing vehicle service contracts and warranties in the states in which it does business, and in some cases relies on its insurance underwriters and their managing agents to monitor such regulations and respond to any inquiries from state authorities.

      The issuance of insurance policies in respect of service contracts is regulated under the insurance laws and regulations of the various states. Although the Company believes that its activities as a service contract administrator are not directly proscribed by such regulations, the Company's ability to perform its activities as a service contract administrator is affected by such regulations. The Company does not believe that as a result of performing such activities it can be characterized as an insurance company or insurance agent under any state insurance statute in the states in which it currently operates. In the event that any state insurance regulators require the Company to comply with insurance statutes or regulations or become an insurance agent, the Company will evaluate the cost of such compliance to determine whether the Company will conduct business in the state. NSC, the Company's insurance affiliate, is regulated by federal statutes and must comply with certain state registration requirements. The Company believes that NSC is in compliance in all material respects with the insurance laws and regulations in the states in which NSC does business.

      It is possible that some states in which the Company now conducts business may effect changes in the current laws which may regulate the activities of the Company, including the imposition of new financial or other requirements on the Company. In such event, the Company would have to meet the regulatory requirements or cease to conduct business in such state or states.

      The Company does business in 49 states and believes it has complied in all material respects with applicable regulations in all such states.

Employees

      As of October 31, 2001, the Company had 138 full-time employees and 6 part-time employees. None of the Company employees is represented by a labor union, and the Company considers its relations with its employees to be good.

ITEM 2.  PROPERTIES

      The Company currently occupies approximately 26,500 square feet of office space at 333 Earle Ovington Blvd., Mitchel Field, New York 11553. Of such space, 13,000 square feet are occupied pursuant to a ten-year lease which commenced March 1, 1995, at an initial annual rent of approximately $300,000, and the remaining 13,500 square feet are occupied pursuant to a six-year sublease which commenced October 1996 and was amended in November 1997, at an amended annual rent of approximately $237,000. (See Note 7 to the Notes to Consolidated Financial Statements for future lease payments under this lease and sublease.)

ITEM 3.  LEGAL PROCEEDINGS

      The Company is a party to a litigation in Arizona entitled Major Wingfield and Bonsey Wingfield v. Interstate National Dealer Services, Inc. in which the plaintiffs allege that the Company improperly denied the payment of claims for repairs under a vehicle service contract. During the fiscal year ended October 31, 2000, the Arizona Superior Court entered a judgment against the Company for approximately $106,500 in damages, including exemplary damages for "tortious breach of contract." The Company has appealed the lower court decision and the matter is currently pending before the appellate court.

      The Company and NSC were involved in certain legal proceedings and related litigation with CECO Management Corp. ("CECO"), a Texas based company operating under the name "Warranty Gold", and its successor. Motions that had been brought by CECO were pending before the courts in Texas and in New York. Both of these motions were denied. The Texas court did not remand the Texas case to state court, and the New York court did not grant the injunction and other relief sought by CECO.

      Following these court rulings, on October 12, 2001, the Company and the other parties involved in or related to the cases resolved and settled these proceedings. As part of the settlement, the Company transferred all administrative responsibilities and insurance coverages with respect to the Warranty Gold service contracts to a third party, National Warranty Insurance Risk Retention Group. The cost to the Company of the settlement, including legal fees, was approximately $4,359,000.

      The Company is also subject to other ordinary routine litigation incidental to the ordinary course of business, none of which is material individually or in the aggregate.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
      None.


                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's common stock, par value $.01 per share (the "Common Stock") is listed for trading on the NASDAQ National Market System under the symbol "ISTN". The following table sets forth for the periods indicated the high and low closing sales prices of the shares of Common Stock as reported by NASDAQ. The quotations represent prices between dealers and do not include retail mark-up, mark-down or commission.

                                                             Common
                                                              Stock
                                                      -------------------
                                                      High            Low

Fiscal 2000

First Quarter Ended 01/31/01                          6.250         5.063

Second Quarter Ended 04/30/00                         7.375         4.750

Third Quarter Ended 07/31/01                          6.313         4.719

Fourth Quarter Ended 10/31/01                         6.125         4.969

Fiscal 2001

First Quarter Ended 01/31/01                          6.250         5.625

Second Quarter Ended 04/30/00                         6.063         4.563

Third Quarter Ended 07/31/01                          6.450         5.130

Fourth Quarter Ended 10/31/01                         6.950         4.360

Fiscal 2002

First Quarter Through 01/18/02                        5.250         4.550

      As of January 18, 2002, there were 56 holders of record of Common Stock.

      The Company has not paid cash dividends on the Common Stock and does not contemplate paying cash dividends in the foreseeable future. Instead, the Company intends to retain earnings for use in the Company's operations.

      In September 1995, the Board of Directors of the Company adopted a Shareholders Rights Plan (the "Rights Plan") to help protect the Company's stockholders against certain coercive takeover tactics commonly used by corporate raiders to deprive stockholders of the long-term value of their investment through transactions that do not treat all stockholders equally. Under the terms of the Rights Plan, the Board of Directors declared a dividend of one common stock purchase right (a "Right") for each outstanding share of Common Stock of the Company held by stockholders of record on November 10, 1995 (the "Record Date"). Each Right entitles the holder to purchase from the Company one share of Common Stock at a price of $25 per share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 24, 1995 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights to Purchase Common Shares attached thereto. The Rights are not exercisable until the Distribution Date. The Rights will expire on November 10, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

      In the event that, after the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

      At any time after the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

      At any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      There is no separate public trading market for the Rights. Until the Distribution Date, the Rights may be transferred with and only with the shares of Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA

         The following table summarizes certain selected financial data, which should be read in conjunction with the Company's consolidated financial statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report. The selected financial data below as of and for each of the fiscal years in the five year period ended October 31, 2001 are derived from the audited consolidated financial statements of the Company.

                                                      2001           2000           1999           1998           1997
                                                      ----           ----           ----           ----           ----

Revenues                                          $59,853,318    $61,654,625    $56,151,613    $49,283,426    $37,928,719
(Loss) income from continuing operations            (252,985)      2,870,658      3,088,560      3,303,802      2,136,673
Loss from discontinued operations                     -            (803,246)      (273,753)        -              -
Net (loss) income                                   (252,985)      2,067,412      2,814,807      3,303,802      2,136,673
Per Diluted Share:

  (Loss) income from continuing operations              (.06)            .61            .62            .67            .54
  Loss from discontinued operations                        -           (.17)          (.05)             -              -
  Net (loss) income                                     (.06)            .44            .57            .67            .54
Total assets                                       86,613,542     79,784,928     68,661,087     53,406,741     41,282,561
Long term obligations                              56,799,324     48,474,194     37,262,045     28,216,427     20,111,223
Stockholders' equity                               19,343,074     20,800,567     20,924,415     18,115,563     14,458,838

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

      For the Year ended October 31, 2001 compared to the Year ended October 31, 2000

      Revenues decreased by approximately $1,802,000, or 3%, to approximately $59,853,000 for the year ended October 31, 2001 as compared to approximately $61,655,000 for the year ended October 31, 2000. This decrease was primarily due to a decrease in administrative and insurance fees resulting from a decrease in the number of service contracts accepted for administration by the Company in fiscal 2001, partially offset by an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired service contracts under administration.

      Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $66,000, or 0.2%, to approximately $33,753,000 for the year ended October 31, 2001, as compared to approximately $33,687,000 for the year ended October 31, 2000. As a percentage of revenues, costs of services provided increased to 56% for the year ended October 31, 2001 as compared to 55% for the same period in 2000. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $1,868,000, or 7%, to approximately $26,100,000 for the year ended October 31, 2001, as compared to approximately $27,968,000 for the year ended October 31, 2000. This decrease is attributable to the decrease in revenues and the increase in costs of services provided as described above. Gross margin for the year ended October 31, 2001 was 44% as compared to 45% for the year ended October 31, 2000.

      Selling, general and administrative expenses decreased by approximately $13,000, or 0.001%, to approximately $26,526,000 for the year ended October 31, 2001, as compared to approximately $26,539,000 for the year ended October 31, 2000. This decrease was in large part due to decreased commissions and printing costs resulting from a decrease in sales revenue, mostly offset by increases in personnel, promotional, legal and banking costs. Selling, general and administrative expenses were 44% of revenues for the year ended October 31, 2001 as compared to 43% for the year ended October 31, 2000.

      Investment income increased by approximately $630,000, or 20%, to approximately $3,842,000 for the year ended October 31, 2001, as compared to approximately $3,212,000 for the same period in 2000. The increase is primarily a result of investment income generated by funds provided by operating activities in the twelve months ended October 31, 2001 and a shift of investments from one and two year United States Treasury Notes to longer term government securities which provide a greater yield.

      Nonrecurring loss was approximately $4,359,000 for the year ended October 31, 2001. The Company and NSC, the Company's insurance subsidiary, were involved in certain legal proceedings and related litigation with CECO Management Corp. ("CECO"), a Texas based company operating under the name "Warranty Gold", and its successor. On October 12, 2001, the Company and the other parties involved in or related to the cases resolved and settled these proceedings. As part of the settlement, the Company transferred all administrative responsibilities and insurance coverages with respect to the Warranty Gold service contracts to a third party. The cost to the Company of the settlement, including legal fees, was approximately $4,359,000.

      Income (loss) from continuing operations before provision for income taxes decreased by approximately $5,567,000, or 120%, to approximately $(942,000) for the year ended October 31, 2001, as compared to approximately $4,625,000 for the same period in 2000. For the year ended October 31, 2001, the Company recorded a benefit from income taxes on continuing operations of approximately $689,000, as compared to a provision for income taxes on continuing operations of approximately $1,755,000 in the same period in 2000. The effective tax rate in fiscal 2001 was reduced as a result of nontaxable interest earned on municipal bonds. Income (loss) from continuing operations was approximately $(253,000) for the year ended October 31, 2001, as compared to approximately $2,871,000 for the year ended October 31, 2000. Income from continuing operations before provision for income taxes, excluding the nonrecurring item referred to above, decreased by approximately $1,208,000, or 26%, to approximately $3,417,000 for the year ended October 31, 2001, as compared to approximately $4,625,000 for the same period in 2000.

      Loss from discontinued operations net of taxes was approximately $803,000 for the year ended October 31, 2000. The loss from discontinued operations resulted from costs incurred by the Company's subsidiary, Uautobid.com, to develop and finance its car buying web site. In July 2000, after an extensive review and evaluation, the Company decided to abandon the operations of its Uautobid.com subsidiary. The Company determined that further investment in this operation was not prudent due to the higher level of risk associated with the rapidly changing and increasingly competitive internet car buying market.

      Net loss for the year ended October 31, 2001 was approximately $253,000, as compared to net income of approximately $2,067,000 for the same period in 2000. Diluted net loss per share for the year ended October 31, 2001 was $.06 as compared to diluted net income per share of $.44 for the same period in 2000. Income from continuing operations for the year ended October 31, 2001, excluding the nonrecurring item explained above, was approximately $2,343,000, as compared to income from continuing operations of approximately $2,871,000 for the same period in 2000. Diluted income per share from continuing operations for the year ended October 31, 2001, excluding the nonrecurring item, decreased by $.06 to $.55 per share, as compared to $.61 per share for income from continuing operations for the same period in 2000.

      For the Year ended October 31, 2000 compared to the Year ended October 31, 1999

         Revenues increased approximately $5,503,000, or 10%, to approximately $61,655,000 for the year ended October 31, 2000 as compared to approximately $56,152,000 for the year ended October 31, 1999. This increase was primarily due to: (i) an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired service contracts under administration; and (ii) an increase in administrative fees resulting from an increase in the fees charged per contract.

         Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $5,558,000, or 20%, to approximately $33,687,000 for the year ended October 31, 2000, as compared to approximately $28,129,000 for the year ended October 31, 1999. As a percentage of revenues, costs of services provided increased to 55% for the year ended October 31, 2000 as compared to 50% for the same period in 1999. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $55,000, or less than 1%, to approximately $27,968,000 for the year ended October 31, 2000, as compared to approximately $28,023,000 for the year ended October 31, 1999. This decrease is primarily attributable to the increase in costs of services provided as described above. Gross margin for the year ended October 31, 2000 was 45% as compared to 50% for the year ended October 31, 1999. This decrease is primarily attributable to an increase in claims expense.

      Selling, general and administrative expenses increased by approximately $1,700,000, or 7%, to approximately $26,539,000 for the year ended October 31, 2000, up from approximately $24,839,000 for the year ended October 31, 1999. This increase was in large part due to: (i) increased commissions paid as a result of increased sales revenue; and (ii) increased personnel costs. Selling, general and administrative expenses were 43% of revenues for the year ended October 31, 2000 as compared to 44% for the year ended October 31, 1999.

      Investment income increased by approximately $1,342,000, or 72%, to approximately $3,212,000 for the year ended October 31, 2000, as compared to approximately $1,870,000 for the same period in 1999. The increase is primarily a result of investment income generated by funds provided by operating activities in the twelve months ended October 31, 2000 and a shift of investments from short term United States Treasury Bills to longer term government securities which provide a greater yield.

      Income from continuing operations before provision for income taxes decreased by approximately $413,000, or 8%, to approximately $4,625,000 for the year ended October 31, 2000, as compared to approximately $5,038,000 for the same period in 1999. For the year ended October 31, 2000, the Company recorded a provision for income taxes on continuing operations of approximately $1,755,000, as compared to a provision for income taxes on continuing operations of approximately $1,949,000 in the same period in 1999. Income from continuing operations was approximately $2,871,000 for the year ended October 31, 2000, as compared to approximately $3,089,000 for the year ended October 31, 1999.

      Loss from discontinued operations net of taxes was approximately $803,000 for the year ended October 31, 2000, as compared to approximately $274,000 during the same period in 1999. The loss from discontinued operations resulted from costs incurred by the Company's subsidiary, Uautobid.com, to develop and finance its car buying web site. In July 2000, after an extensive review and evaluation, the Company decided to abandon the operations of its Uautobid.com subsidiary. The Company determined that further investment in this operation was not prudent due to the higher level of risk associated with the rapidly changing and increasingly competitive internet car buying market.

      Net income for the year ended October 31, 2000 was approximately $2,067,000, as compared to approximately $2,815,000 for the same period in 1999. Diluted income per share from continuing operations for the year ended October 31, 2000 decreased by $.01 to $.61 per share, as compared to $.62 per share for the same period in 1999. Diluted net income per share for the year ended October 31, 2000 was $.44 as compared to diluted net income per share of $.57 for the same period in 1999.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents, United States Treasury Bills, at cost, and marketable securities, which have maturities ranging between 2 to 5 years, were approximately $57,843,000 at October 31, 2001, as compared to approximately $56,355,000 at October 31, 2000. The increase of approximately $1,971,000 was primarily the result of cash provided by the Company's operating activities, partially offset by cash used to purchase furniture, fixtures and equipment and cash used to purchase treasury stock. As of January 18, 2002, the Company had purchased 731,000 shares of treasury stock at an average price of $5.26 per share. The Board of Directors has approved the purchase of up to 2,000,000 shares of the Company's stock.

      The Company believes that its current available cash and anticipated levels of internally generated funds will be sufficient to fund its financial requirements at least for the next fiscal year at the Company's present level of revenues and business activity.

CAPITAL EXPENDITURES

      The Company intends to spend approximately $200,000 in fiscal 2002 for the purchase of computer hardware and software and telephone equipment to enable the Company to increase its efficiency in administering contracts and to expand its internet presence.

IMPACT OF INFLATION

      The Company does not believe that inflation has had, or will have in the foreseeable future, a material impact upon the Company's operating results.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Management does not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require disclosure under this item.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Annexed hereto starting on page F-1.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                 Page
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                                          F-2

FINANCIAL STATEMENTS:

   Consolidated Balance Sheets as of October 31, 2001 and 2000                                                    F-3

   Consolidated Statements of Operations for the three years ended
   October 31, 2001                                                                                               F-4

   Consolidated Statements of Stockholders' Equity and Comprehensive
   Income for the three years ended October 31, 2001                                                              F-5

   Consolidated Statements of Cash Flows for the three years ended
   October 31, 2001                                                                                               F-6

   Notes to Consolidated Financial Statements                                                                     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Interstate National Dealer Services, Inc.:

We have audited the accompanying consolidated balance sheets of Interstate National Dealer Services, Inc. (a Delaware corporation) and subsidiaries as of October 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interstate National Dealer Services, Inc. and subsidiaries as of October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New York, New York
January 4, 2002

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                         AS OF OCTOBER 31, 2001 AND 2000

                                      ASSETS                                                    2001                    2000
                                                                                                ----                    ----
CURRENT ASSETS:

   Cash and cash equivalents                                                                  $ 18,511,679            $ 17,432,848
   United States Treasury Bills, at cost                                                         2,122,635               3,994,290
   Accounts receivable, net of allowance for doubtful accounts of $300,000                       6,410,709               6,949,052
   Prepaid expenses                                                                              2,117,984                 643,971
                                                                                              ------------            ------------
                   Total current assets                                                         29,163,007              29,020,161

MARKETABLE SECURITIES                                                                           37,208,929              34,927,698

RESTRICTED CASH                                                                                 13,212,072               8,951,105

FURNITURE, FIXTURES AND EQUIPMENT, at cost, less accumulated
  Depreciation and amortization of $2,436,017 and $1,906,110, respectively                       1,092,970               1,440,152


DEFERRED INCOME TAXES                                                                            4,238,077               3,732,001

NOTE FROM RELATED PARTY                                                                             20,000                  45,000

OTHER ASSETS                                                                                     1,678,487               1,668,811
                                                                                              ------------            ------------
                                                                                              $ 86,613,542            $ 79,784,928
                                                                                              ============            ============
                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable                                                                             $4,756,179              $5,258,874
   Accrued expenses                                                                                863,403                 615,774
   Accrued commissions                                                                           1,345,441               1,178,561
   Reserve for claims                                                                            2,403,153               3,082,260
   Other liabilities                                                                             1,102,968                 374,698
                                                                                              ------------            ------------
                   Total current liabilities                                                    10,471,144              10,510,167

DEFERRED CONTRACT REVENUE                                                                       54,661,093              45,993,786

CONTINGENCY PAYABLE                                                                              2,138,231               2,480,408
                                                                                              ------------            ------------
                   Total liabilities                                                            67,270,468              58,984,361
                                                                                              ------------            ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY

   Preferred stock, $.01 par value; 1,000,000, shares authorized;
     no issued shares                                                                                  -                       -
   Common stock, $.01 par value; 10,000,000 shares authorized;
     4,698,449 shares issued and 3,967,449 and 4,254,749 shares
     outstanding, respectively                                                                      46,985                  46,985
   Additional paid-in-capital                                                                   11,226,786              11,226,786
   Retained earnings                                                                            11,593,589              11,846,574
   Accumulated other comprehensive income (loss)                                                   325,102                (34,393)
   Less: Treasury stock, at cost (731,000 and 443,700 shares, respectively)                    (3,849,388)             (2,285,385)
                                                                                              ------------            ------------
                   Total stockholders' equity                                                   19,343,074              20,800,567
                                                                                              ------------            ------------
                                                                                              $ 86,613,542            $ 79,784,928
                                                                                              ============            ============



     The accompanying notes to financial statements are an integral part of these consolidated balance sheets.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE YEARS ENDED OCTOBER 31, 2001

                                                                        2001                 2000                1999
                                                                        ----                 ----                ----

REVENUES                                                              $ 59,853,318         $ 61,654,625        $ 56,151,613

OPERATING COSTS AND EXPENSES:

   Costs of services provided                                           33,752,925           33,687,171          28,129,523
   Selling, general and administrative expenses                         26,525,676           26,539,545          24,838,899
                                                                        ----------           ----------          ----------

       Operating (loss) income                                            (425,283)           1,427,909           3,183,191

OTHER INCOME (EXPENSE):

   Investment income                                                     3,842,280            3,212,400           1,869,802
   Interest expense                                                       -                     (15,000)            (15,000)
   Nonrecurring loss                                                    (4,359,237)                -                   -
                                                                        ----------           ----------          ----------

       (Loss) income from continuing operations before
         provision for income taxes                                       (942,240)           4,625,309           5,037,993

(BENEFIT) PROVISION FOR INCOME TAXES                                      (689,255)           1,754,651           1,949,433
                                                                        ----------           ----------          ----------

       (Loss) income from continuing operations                           (252,985)           2,870,658           3,088,560

DISCONTINUED OPERATIONS:

   Loss from discontinued operations, net of income
    taxes of $445,884 and $189,842, respectively                              -                (642,966)           (273,753)
   Loss from abandonment, net of income taxes of
    $111,151                                                                  -                (160,280)               -
                                                                        ----------           ----------          ----------
       Total loss from discontinued operations                                -                (803,246)           (273,753)
                                                                        ----------           ----------          ----------

       Net (loss) income                                               $  (252,985)         $ 2,067,412         $ 2,814,807
                                                                       ===========          ===========         ===========


NET (LOSS) INCOME PER SHARE - BASIC:

   Continuing operations                                                  $   (.06)             $   .63             $   .66
   Discontinued operations                                                     -                   (.17)               (.06)
       Total                                                              $   (.06)             $   .46             $   .60
                                                                          ========              =======             =======

   Weighted average shares outstanding                                   4,096,877            4,528,001           4,664,632
                                                                         =========            =========           =========

NET (LOSS) INCOME PER SHARE - DILUTED:

   Continuing operations                                                 $    (.06)            $   .61             $   .62
   Discontinued operations                                                     -                  (.17)               (.05)
                                                                        ----------           ----------          ----------
       Total                                                              $   (.06)             $   .44             $   .57
                                                                          ========              =======             =======

   Weighted average shares outstanding                                   4,272,144            4,709,794           4,980,000
                                                                         =========            =========           =========



                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                   FOR THE THREE YEARS ENDED OCTOBER 31, 2001

                                                                                      Accum-
                                                                                      ulated
                                                                                      Other
                                                                                      Compre-
                                     Common Stock         Additional                  hensive
                                  Number                    Paid-in      Retained     Income      Treasury
                                 of Shares    Amount       Capital       Earnings     (Loss)        Stock          Total
                                 ---------    ------      ----------     --------    ---------      -----          -----
BALANCE AT OCTOBER 31, 1998      4,650,916    $46,509    $11,104,699   $ 6,964,355     $   -      $     -        $18,115,563
  Shares issued pursuant to
   exercise of stock options        20,368        204         51,724        -              -            -             51,928

COMPREHENSIVE INCOME:
  Net income for the year ended
   October 31, 1999                  -           -             -         2,814,807         -            -          2,814,807

  Other comprehensive loss:
   Unrealized loss on available
    for sale securities              -           -             -            -           (57,883)        -            (57,883)
                                 ----------   -------    -----------   -----------     --------   -----------    -----------
  Total comprehensive income
   for the year ended
    October 31, 1999                 -           -             -         2,814,807      (57,883)        -          2,756,924
                                 ---------    -------    -----------   -----------     --------   -----------    -----------
BALANCE AT OCTOBER 31, 1999      4,671,284     46,713     11,156,423     9,779,162      (57,883)        -         20,924,415
  Shares issued pursuant to
   exercise of stock options        27,165        272         70,363        -              -            -             70,635
  Purchase of treasury stock         -           -             -                                   (2,285,385)    (2,285,385)

COMPREHENSIVE INCOME:
  Net income for the year ended
   October 31, 2000                  -           -             -         2,067,412         -            -          2,067,412

  Other comprehensive income:
   Unrealized gain on available
    for sale securities              -           -             -            -            23,490         -             23,490
                                 ---------    -------    -----------   -----------     ---------  -----------    -----------
  Total comprehensive income
   for the year ended
    October 31, 2000                 -           -             -         2,067,412       23,490         -          2,090,910
                                 ---------    -------    -----------   -----------      -------   -----------    -----------
BALANCE AT OCTOBER 31, 2000      4,698,449     46,985     11,226,786    11,846,574      (34,393)   (2,285,385)    20,800,567
  Purchase of treasury stock         -           -             -                                   (1,564,003)    (1,564,003)

COMPREHENSIVE INCOME:
  Net loss for the year ended
   October 31, 2001                  -           -             -          (252,985)        -            -           (252,985)

  Other comprehensive income:
   Unrealized gain on available
    for sale securities              -           -             -             -          359,495         -            359,495
                                 ---------    -------    -----------   -----------     --------   -----------    -----------
  Total comprehensive income
   for the year ended
    October 31, 2001                 -           -             -          (252,985)     359,495         -            106,510
                                 ---------    -------    -----------   -----------     --------   -----------    -----------
BALANCE AT OCTOBER 31, 200       4,698,449    $46,985    $11,226,786   $11,593,589     $325,102   $(3,849,388)   $19,343,074
                                 =========    =======    ===========   ===========     ========   ===========    ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE YEARS ENDED OCTOBER 31, 2001

                                                                                 2001                 2000                1999
                                                                                 ----                 ----                ----

CASH FLOWS FROM OPERATING ACTIVITIES:

   (Loss) income from continuing operations                                    $  (252,985)        $  2,870,658        $ 3,088,560
   Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
     Depreciation and amortization                                                 529,907              580,737            519,315
     Deferred income taxes                                                        (506,076)            (912,704)          (691,454)
     Increase in cash resulting from changes in operating assets and liabilities:
      Accounts receivable                                                          538,343                8,402          1,206,428
      Prepaid expenses                                                          (1,474,013)              68,680            (59,370)
      Restricted cash                                                           (4,260,967)          (4,523,007)          (564,332)
      Other assets                                                                  (9,676)            (446,865)        (1,688,211)
      Accounts payable                                                            (502,695)            (276,718)         2,032,720
      Accrued expenses                                                             247,629             (385,691)           364,260
      Accrued commissions                                                          166,880              (29,179)           206,562
      Reserve for claims                                                          (679,107)             840,297            619,602
      Other liabilities                                                            728,270             (113,169)           176,732
      Deferred contract revenue                                                  8,667,307           11,247,929          8,481,286
      Contingency payable                                                         (342,177)             (35,780)           564,332
                                                                               -----------         ------------        -----------
         Net cash provided by operating activities of
           continuing operations                                                 2,850,640            8,893,590         14,256,430
                                                                               -----------         ------------        -----------

         Net cash used in operating activities of
           discontinued operations                                                -                    (578,821)          (273,753)
                                                                               -----------         ------------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Net sales of United States Treasury Bills                                     1,871,655           11,302,478          1,148,571
   Net purchases of marketable securities                                       (1,921,736)         (29,720,134)        (5,241,957)
   Purchase of furniture, fixtures, and equipment                                 (182,725)            (420,370)          (701,267)
   Note from related party                                                          25,000               25,000             20,000
                                                                               -----------         ------------        -----------
         Net cash used in investing activities                                    (207,806)         (18,813,026)        (4,774,653)
                                                                               -----------         ------------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from exercise of stock options                                        -                      70,635             51,928
   Purchase of treasury stock                                                   (1,564,003)          (2,285,385)            -
                                                                               -----------         ------------        -----------
         Net cash (used in) provided by financing activities                    (1,564,003)          (2,214,750)            51,928
                                                                               -----------         ------------        -----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                   1,078,831          (12,713,007)         9,259,952

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    17,432,848           30,145,855         20,885,903
                                                                               -----------         ------------        -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                         $18,511,679         $ 17,432,848        $30,145,855
                                                                               ===========         ============        ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:

       Income taxes                                                            $ 1,623,505         $  2,059,618        $ 2,384,824
                                                                               ===========         ============        ===========
       Interest                                                                $   -               $     15,000        $    15,000
                                                                               ===========         ============        ===========


      The accompanying notes to financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE YEARS ENDED OCTOBER 31, 2001

1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business

Interstate National Dealer Services, Inc. and subsidiaries (the "Company") designs, markets and administers service contracts and warranties for new and used motor vehicles and recreational vehicles and, to a lesser extent, watercraft, motorcycles and other vehicles. A service contract may be sold by any of the following entities: (1) either the seller originating the sale of the vehicle, (2) the financial institution financing the sale of the vehicle, or (3) other entities, including the Company, which sell the contract to the owner of the vehicle after the vehicle has been purchased. A vehicle service contract is an agreement between either the seller or the administrator of the service contract and the vehicle purchaser under which the seller or the administrator agrees to replace or repair for a specific term designated vehicle parts in the event of a mechanical breakdown. Vehicle service contracts supplement, or are in lieu of, manufacturers' warranties and provide a variety of extended coverage options (typically ranging from three months to seven years and/or 3,000 miles to 150,000 miles) generally offered for sale by sellers to vehicle purchasers in a manner similar to other options. The Company enters into a non-exclusive agreement with each seller, under which the Company obtains insurance coverage to cover such seller's liability for claims under its vehicle service contracts and assists such seller, and purchasers, with the making, processing and adjustment of claims. In April 1995, the Company formed a subsidiary insurance company, National Service Contract Insurance Company Risk Retention Group, Inc. ("NSC"). The insurance policies arranged by the Company as administrator to its dealers are underwritten by either NSC or one of two non-affiliated insurance companies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated in consolidation. As required for insurance companies, NSC has a December 31 year end.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company follows the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." To meet the reporting requirements of SFAS No. 107, the Company calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than book value of those financial instruments. When the fair value is equal to the book value, no additional disclosure is made. The Company uses quoted market prices whenever available to calculate the fair value. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. At October 31, 2001, the carrying value of all financial instruments approximated fair value.

Investments

The Company accounts for investments in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company's short-term investments consist of Treasury Bills which are stated at cost, and which approximate fair market value at October 31, 2001 and 2000. The Company's Marketable Securities consist of securities held to maturity and securities available for sale. Securities held to maturity include long term Treasury Bills, maturing between one and two years. Long term Treasury Bills at October 31, 2001 and 2000 total $11,217,858 and $14,444,690, respectively, and are stated at amortized cost. Securities available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported separately as a component of stockholders' equity on an after tax basis as part of comprehensive income. Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

Securities available for sale at October 31, 2001 consist of:

                                                                       Unrealized        Unrealized
                                                                        Holding           Holding           Market
                                                        Cost             Gains             Losses            Value
                                                   ----------------   -------------   ----------------  ----------------
      Government Securities                        $     25,463,943   $     527,128   $         -       $     25,991,071
                                                   ----------------   -------------   ----------------  ----------------

Securities available for sale at October 31, 2000 consist of:

                                                                       Unrealized        Unrealized
                                                                        Holding           Holding           Market
                                                        Cost             Gains             Losses            Value
                                                   ----------------   -------------   ----------------  ----------------
      Government Securities                        $     19,568,665   $      13,436      $    (45,122)  $     19,536,979
      Corporate Bonds                                       948,736          -                 (2,707)           946,029
                                                   ----------------   -------------      -------------  ----------------
                                                   $     20,517,401   $      13,436      $    (47,829)  $     20,483,008
                                                   ================   =============      =============  ================

Investment income for the years ending October 31, 2001, 2000, and 1999 was $3,842,280, $3,212,400 and $1,869,802, respectively.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are stated at cost. Depreciation for all assets acquired prior to fiscal 1995 is calculated using accelerated methods over the estimated useful lives of the assets. Depreciation for all assets acquired thereafter is calculated using the straight line method over the estimated useful lives of the assets. The asset lives are as follows:

      Furniture and fixtures      7 years
      Office equipment            5 to 10 years
      Leasehold improvements      the lesser of the lease term or useful life

Restricted Cash

In January 1998, the Company entered into an agreement with a subsidiary of Orion Capital, a member company of Royal and SunAlliance USA ("Orion"), to underwrite a portion of the insurance coverage arranged by the Company for its service contract customers. Pursuant to the terms of the agreement, the Company deposits certain funds collected on the sale of contracts insured by Orion into an escrow account. The balance of this escrow account, which totaled approximately $11,074,000 and $6,471,000 at October 31, 2001 and 2000,
respectively, is included in restricted cash.

Pursuant to an agreement among the Company, one of the non-affiliated underwriters of the insurance policies administered by the Company and its managing agent, a specified amount is required to be deposited into an escrow account for each contract sold by the Company and underwritten by such insurer. These funds held in escrow by an independent third party are to be used for paying the costs of administering service contracts should the Company be unable to do so for any reason. Under the agreement, the Company is entitled to receive on a quarterly basis, any funds in excess of a specified amount for each active service contract. For the years ended October 31, 2001, 2000 and 1999, the Company received approximately $242,000, $219,000 and $227,000, respectively, of such funds, which are reflected in revenues in the accompanying consolidated statements of operations. The balance in this escrow account totaled approximately $679,000 and $785,000 at October 31, 2001 and 2000, respectively. The same amounts have been reflected as contingency payable in the accompanying consolidated balance sheets.

Certain of the service contract programs offered by the Company provide that the claim reserves generated by each dealer be placed in interest-bearing accounts maintained by The Chase Manhattan Bank. To the extent such reserves are unconsumed on expired contracts, then (a) with respect to dealers who reach specified sales volumes of service contracts, such unconsumed reserves and any interest earned thereon are distributed (subject to the underwriter's consent based on its satisfaction that a dealer's reserves are in an amount in excess of an actuarially acceptable level) to the dealer and (b) with respect to each other dealer, such unconsumed reserves and any interest earned thereon are distributed to the Company (subject to the underwriter's consent based on its satisfaction that a dealer's reserves are in an amount in excess of an actuarially acceptable level). The Company did not receive a distribution of such unconsumed reserves in the years ended October 31, 2001, October 31, 2000 and October 31, 1999. The balance in these interest-bearing accounts totaled approximately $1,459,000 and $1,695,000 at October 31, 2001 and 2000, respectively. The same amounts have been reflected as contingency payable in the accompanying consolidated balance sheets.

Reserve for Claims

Reserve for claims represents claims that were approved for payment as of October 31, 2001 and 2000, but not paid as of those respective dates.

Comprehensive Income

The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period. Comprehensive income is the total of net income and other comprehensive income/loss which includes unrealized gains/losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Included in other comprehensive income for the years ended October 31, 2001, October 31, 2000 and October 31, 1999 are unrealized gains of $359,495 and $23,490 and an unrealized loss of $57,883, respectively, on available for sale securities.

Segment Reporting

The Company follows the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which requires companies to report certain information by operating segment. The Company currently believes it operates in one segment.

Revenues

Revenues relating to administrative and insurance fees from the sale of vehicle service contracts are recognized when the service contract sold is approved and accepted by the Company. Revenues are deferred on vehicle service contracts in those instances where the Company directly receives cash for that portion of the total service contract that is allocated to estimated claims reserves. Deferred contract revenue is recorded as earned over the life of the service contract in proportion to expected claims.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This pronouncement establishes financial accounting and reporting standards for the effects of income taxes that result from the Company's activities during the current and preceding years and requires an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income after adjustment for those permanent items which are not considered in the determination of taxable income. Deferred taxes result when the Company records deductions or recognizes revenue for income tax purposes in a different year than for financial reporting purposes.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". This pronouncement establishes a fair value based method of accounting and reporting for stock-based compensation. Under SFAS No. 123, companies may elect to follow the fair value based method or to continue to report under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". The Company has elected to follow the accounting guidance of APB 25 with pro forma disclosure of the fair value method specified in SFAS No. 123.

Net Income Per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Basic net income per share ("Basic EPS") is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share ("Diluted EPS") is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations (See Note 9).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This pronouncement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet measured at fair value. Derivative instruments are recognized as gains or losses in the period of change. If certain conditions are met where the derivative instrument has been designated as a fair value hedge, the hedged item is also marked to market through earnings thus creating an offset. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument is recorded in comprehensive income. The Company presently does not make use of derivative instruments.

Recently Issued Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently, if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The impact of the adoption of SFAS No. 141 and 142 was not significant.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2001. In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30 "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement are required to be adopted no later than fiscal years beginning after December 31, 2001, with early adoption encouraged. The Company does not currently own such tangible long-lived assets.

2.       FURNITURE, FIXTURES AND EQUIPMENT:

Furniture, fixtures and equipment consists of the following:

                                                                                  October 31,
                                                                          ---------------------------
                                                                             2001             2000
                                                                          ----------       ----------
             Furniture and fixtures                                       $  815,665       $  803,104
             Office equipment                                              2,413,997        2,243,833
             Leasehold improvements                                          299,325          299,325
                                                                          ----------       ----------
                                                                           3,528,987        3,346,262

             Less: Accumulated depreciation and
              Amortization                                                 2,436,017        1,906,110
                                                                          ----------       ----------
                                                                          $1,092,970       $1,440,152
                                                                          ==========       ==========

3. INCOME TAXES:

The provision for income taxes consists of the following:

                                                                           October 31,
                                                       ------------------------------------------------------
                                                         2001                    2000                   1999
                                                         ----                    ----                   ----
         Federal:

              Current                                  $  88,335              $1,745,704            $1,967,697
              Deferred                                  (532,153)               (689,251)             (517,656)

         State:

              Current                                    (69,488)                364,616               483,348
              Deferred                                  (175,949)               (223,453)             (173,798)
                                                       ----------             ----------            ----------
                                                        (689,255)              1,197,616             1,759,591
         Plus: tax benefits from
         Discontinued operations                         -                       557,035               189,842
                                                       ----------             ----------            ----------

         (Benefit) provision for income
         Taxes from continuing operations              $(689,255)             $1,754,651            $1,949,433
                                                       ==========             ==========            ==========

The differences between the provision for income taxes and income taxes computed using the U.S. Federal statutory income tax rate were as follows:

                                            October 31,
                                   ----------------------------
                                    2001        2000      1999
                                    ----        ----      ----

U.S. Federal statutory rate        (34%)        34%       34%
Tax on municipal bond interest     (35)          -        -
State income taxes, net of
   Federal benefit                  (4)          4         5
Effective tax rate                 (73%)        38%       39%
                                   =====        ===       ===

Deferred income taxes of approximately $4,238,000 and $3,732,000 at October 31, 2001 and October 31, 2000, respectively, result primarily from temporary differences between the financial accounting and income tax treatment of deferred contract revenue. Prepaid expenses of approximately $2,118,000 at October 31, 2001 include approximately $1,640,000 of prepaid income taxes.

4. STOCKHOLDERS' EQUITY:

a)    1993 Stock Option Plan

On November 1, 1992, the Company granted certain officers and employees non-qualified stock options for the purchase of up to 184,000 shares of common stock and on May 5, 1993, such non- qualified stock options were formally included in the Company's 1993 Stock Option Plan (the "Plan") adopted as of such date. Under the Plan, as amended, 344,000 shares of common stock have been reserved for issuance upon exercise of incentive stock options or non-qualified stock options to be granted to officers and employees who are instrumental to the success of the Company. The majority of options are exercisable in increments of 20% of the underlying option shares per annum following the first anniversary of the issuance date. However, no option shall be exercisable after the expiration of ten years from the date the option was granted.

The following options to purchase the Company's common shares were outstanding under the Plan at October 31, 2001:

                                                                 Weighted
                                                                  Average
                                             Number               Exercise
                                           of Shares               Price
                                           ---------             ---------

      October 31, 1998                       237,334              $2.35
           Exercised                         (10,868)               .74
           Expired                              (900)              1.31
                                             --------
      October 31, 1999                       225,566              $2.43
           Exercised                          (9,165)               .67
                                             --------
      October 31, 2000                       216,401              $2.50
           Exercised                              (0)
                                             --------
      October 31, 2001                       216,401              $2.50
                                             =======

As of October 31, 2001, all of the outstanding options were exercisable and 12,400 shares were available for future grant.

b)    1996 Incentive Plan

On December 18, 1995 the Board of Directors of the Company approved the 1996 Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of incentive awards through grants of share options, grants of share appreciation rights, grants of share purchase awards and grants of restricted share awards to those individual directorsand/or employees who are instrumental to the success of the Company. The aggregate number of shares which may be issued pursuant to the Incentive Plan shall not exceed 300,000. The majority of options issued under the Incentive Plan are exercisable in increments of 20% of the underlying option shares per annum following the first anniversary of the issuance date. However, no option shall be exercisable after the expiration of ten years from the date the option was granted.

The following options to purchase the Company's common shares were outstanding under the Incentive Plan at October 31, 2001:

                                                              Weighted
                                                              Average
                                         Number               Exercise
                                        of Shares              Price
                                        ---------             ---------

      October 31, 1998                    225,700              $5.18
           Granted                         15,000               7.13
           Exercised                       (9,500)              4.62
           Expired                        (30,400)              4.63
                                          -------
      October 31, 1999                    200,800              $5.43
           Granted                         43,000               5.22
           Exercised                      (15,000)              4.00
           Expired                         (2,000)              5.38
                                          -------
      October 31, 2000                    226,800              $5.38
           Expired                         (4,000)              5.54
                                          -------
      October 31, 2001                    222,800              $5.38
                                          =======

As of October 31, 2001, options to purchase 176,400 shares were exercisable and 42,900 shares were available for future grant.

c)    Other Options

From time to time, the Company will grant certain officers non-qualified stock options to purchase shares of common stock. The following options to purchase the Company's common shares were outstanding at October 31, 2001:

                                                             Weighted
                                                             Average
                                        Number               Exercise
                                       of Shares              Price
                                       ---------             ---------

      October 31, 1998                   186,000              $4.78
           Granted                             0                 -
                                        --------
      October 31, 1999                   186,000              $4.78
           Granted                       100,000               5.01
                                         -------
      October 31, 2000                   286,000              $4.86
           Granted                             0
                                         -------
      October 31, 2001                   286,000              $4.86
                                         =======

The exercise prices were equal to, or exceeded, the market value per share on the dates of grant. The options were immediately exercisable and expire ten years from the dates of grant.

d)    SFAS No. 123

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, the Company has chosen to continue to account for stock based employee compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. In accordance with APB Opinion No. 25, no compensation cost has been recognized by the Company, as all option grants have been made at the fair market value of the Company's stock on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for options granted in fiscal 2000 and 1999 as described by the provisions of SFAS No. 123, the Company's net income (loss) and diluted net income (loss) per share would be as follows:

                                                                            2001              2000             1999
                                                                            ----              ----             ----

(Loss) income from continuing operations
    As reported                                                          ($252,985)           $2,870,658       $3,088,560
    Pro forma                                                            (335,953)             2,609,350        2,992,378
Net (loss) income
    As reported                                                           (252,985)            2,067,412        2,814,807
    Pro forma                                                             (335,953)            1,806,104        2,718,625
Diluted (loss) income per share from continuing operations
    As reported                                                             (.06)             .61               .62
    Pro forma                                                               (.08)             .55               .60
Diluted net (loss) income per share
    As reported                                                             (.06)             .44               .57
    Pro forma                                                               (.08)             .38               .55



The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in 2000: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 6.65%; expected life of 5 years and a fair value of $2.47. The following weighted-average assumptions were used for grants in 1999: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 5.13%; expected life of 5 years and a fair value of $5.34.

The summary of options outstanding at October 31, 2001 is as follows:

  Exercise Price       Total Options       Weighted Average      Weighted Average      Total Options      Weighted Average
       Range            Outstanding        Contractual Life       Exercise Price        Exercisable        Exercise Price
  --------------       -------------       ----------------      ----------------      -------------      ----------------
       $.40                47,967                1.51                 $0.40                47,967              $0.40
  1.3125 -1.9688           72,000                3.80                  1.58                72,000               1.58
     4.00-6.00            565,434                5.84                  4.77               531,234               4.74
    6.75-9.313             39,800                6.30                  7.54                27,600               7.69

e)    Treasury Stock

The Board of Directors of the Company has approved the purchase of up to 2,000,000 shares of treasury stock. As of October 31, 2001, the Company has purchased 731,000 shares of treasury stock at an average price of $5.26 per share.

f)    Shareholders Rights Plan

In September 1995, the Board of Directors of the Company adopted a Shareholders Rights Plan (the "Rights Plan") to help protect the Company's stockholders against certain coercive takeover tactics commonly used by corporate raiders to deprive stockholders of the long-term value of their investment through transactions that do not treat all stockholders equally. Under the terms of the Rights Plan, the Board of Directors declared a dividend of one common stock purchase right (a "Right") for each outstanding share of Common Stock of the Company held by stockholders of record on November 10, 1995. Each Right entitles the holder to purchase from the Company one share of Common Stock at a price of $25 per share, subject to adjustment upon the occurrence of a triggering event, as defined.

5. RELATED PARTY TRANSACTIONS:

In April 1997, the Company made a loan to one of its officers in the amount of $110,000. The loan bears interest at 7 percent per annum, payable quarterly, and is due in full in April 2002. Interest income of $1,750, $3,514 and $5,203 was recognized for the years ended October 31, 2001, 2000 and 1999, respectively. The balance outstanding at October 31, 2001 was $20,000.

In January 1998, the Company entered into an agreement with a subsidiary of Orion to underwrite a portion of the insurance coverage arranged by the Company for its service contract customers. Concurrently, Orion entered into a reinsurance agreement with Target Insurance Ltd. ("Target"), which is owned by certain of the officers and shareholders of the Company, which provided reinsurance for losses to Orion under its agreement with the Company. During fiscal 2001, 2000 and 1999, Target received approximately $58,100, $52,600 and $15,000, respectively, in premiums under its agreement with Orion. In addition, in January 1998, NSC entered into a reinsurance agreement with a subsidiary of Orion which provides reinsurance for losses to NSC under certain circumstances. Concurrently, the Company entered into agreements to indemnify Orion and Target for any losses incurred under the aforementioned agreements. There were no such losses, and there were no payments made by the Company under the indemnification agreements in fiscal 2001, 2000 or 1999.

6.    EMPLOYEE BENEFIT PLAN:

The Company maintains a 401(k) Profit Sharing Plan covering substantially all full-time employees, and provides for employee contributions of up to 15% of their salary. The Company did not match employee contributions in fiscal 1999. In fiscal 2000, the Company amended the plan to match employee contributions up to 50% of the first 3% of each employee's contribution, not to exceed 1 1/2% of the employee's gross salary. The Company's matching contributions for fiscal 2001 and fiscal 2000 were approximately $54,000 and $28,000, respectively. The Company makes contributions to the profit sharing portion of the plan which is discretionary and non-contributory. The Company did not make a contribution for the years ended October 31, 2001 and 2000. Approximately $101,000 was contributed by the Company for the year ended October 31, 1999.

7.    COMMITMENTS AND CONTINGENCIES:

Letters of Credit

In connection with the Orion agreements explained in Note 5, the Company has issued two letters of credit through its principal lending institution in the amounts of $2,000,000 and $250,000. These letters of credit are irrevocable and have one-year renewable terms. Under the terms of the Orion agreements, the Company has committed to pay Orion a minimum of $630,000 in premiums for the period April 2001 through April 2002.

Leases

In December 1994, the Company entered into a 10 year lease agreement for office space in Mitchel Field, New York which enabled the Company to consolidate its Great Neck, New York and Novato, California operations. The term of the lease commenced on March 1, 1995 and shall terminate on February 28, 2005. In May 1996, the Company entered into a 6 year sublease for additional office space at its Mitchel Field location. In November 1997, the sublease was amended to expand the additional office space available to the Company at its Mitchel Field location. The term of the sublease commenced on October 1, 1996 and shall terminate on November 30, 2002. Future minimum lease payments under the lease and sublease are as follows:

  Fiscal year                                              Amount
  -----------                                              ------
     2002                                                $ 682,000
     2003                                                  481,000
     2004                                                  479,000
     2005                                                  137,000
                                                      ------------
                                                        $1,779,000

Rent expense totaled approximately $666,000, $650,000 and $636,000 for the years ended October 31, 2001, 2000 and 1999, respectively.

Employment Agreements

On November 1, 1998, the Company entered into an Amended and Restated Employment Agreement with Chester J. Luby providing for his employment as Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement terminates on December 31, 2011, but is automatically extended for additional one-year periods unlesseither party provides written notice that no further extensions shall be granted. The employment agreement provides for total compensation as the sum of his annual salary, annual bonus and annual performance bonus (if any) for that fiscal year. The annual salary of $250,000 may be increased annually at the discretion of the Board of Directors. The annual bonus is calculated based on the earnings of the Company and is equal to the greater of $150,000 or 4 1/2% of the Company's earnings before interest and taxes for the fiscal year. The annual performance bonus may be granted each year at the discretion of the Board of Directors. In the event of Mr. Luby's death or the termination of his employment agreement the amount the Company paid for his split-dollar life insurance policies which are recorded as non-interest bearing loans and totaled approximately $437,000 and $374,000 as of October 31, 2001 and 2000, respectively, will be reimbursed to the Company.

On November 1, 1998, the Company entered into an Amended and Restated Employment Agreement with Cindy H. Luby providing for her employment as President and Chief Operating Officer of the Company. The agreement terminates on December 31, 2011, but is automatically extended for additional one-year periods unless either party provides written notice that no further extensions shall be granted. The employment agreement provides for total compensation as the sum of her annual salary, annual bonus and annual performance bonus (if any) for that fiscal year. The annual salary of $175,000 may be increased annually at the discretion of the Board of Directors. The annual bonus is calculated based on the earnings of the Company and is equal to the greater of $100,000 or 3 1/2% of the Company's earnings before interest and taxes for the fiscal year. The annual performance bonus may be granted each year at the discretion of the Board of Directors.

On February 1, 1999, the Company entered into an Amended and Restated Employment Agreement with Lawrence J. Altman providing for his employment as Senior Vice President, Marketing, of the Company. This agreement terminates on February 1, 2007. Mr. Altman is to be paid an annual salary of $70,710, which may be increased annually at the discretion of the Company. Mr. Altman is also entitled to receive monthly commissions equal to 2% of (i) all administrative fees for vehicle service contracts and vehicle warranties paid to the Company during each calendar month minus (ii) the aggregate selling expenses incurred by the Company for such month minus (iii ) $150,000. In addition to his annual salary and monthly commissions, Mr. Altman may also be paid an annual performance bonus in an amount, if any, determined at the discretion of the Board of Directors.

The future aggregate minimum annual compensation required under these agreements is approximately $746,000.

Litigation

In the normal course of business, the Company is a party to various claims and/or litigation. Management believes that the settlement of all such current claims and/or litigation, considered in the aggregate, will not have a material adverse effect on the Company's financial position and results of operations.

8.    NONRECURRING LOSS:

The Company was involved in certain legal proceedings and related litigation. In October 2001, the Company and the other parties involved in or related to the cases resolved and settled these proceedings. The cost of the settlement to the Company, including legal fees , was approximately $4,359,000.

9.    EARNINGS PER SHARE:

A reconciliation between the numerators and denominators of Basic and Diluted EPS is as follows:

                                                                              Net (Loss)
                                                                                Income           Shares          Per Share
                                                                              -----------        ------          ---------
For the year ended October 31, 2001

Basic EPS

Net loss attributable to common shares                                        $ (252,985)        4,096,877         $(.06)
Effect of dilutive securities: stock options                                       -               175,267            (-)
                                                                              -----------        ---------         ------
Diluted EPS

Net loss attributable to common shares
   and assumed option exercises                                               $ (252,985)        4,272,144         $(.06)
                                                                              ===========        =========         ======

For the year ended October 31, 2000

Basic EPS

Net income attributable to common shares                                      $2,067,412         4,528,001          $.46
Effect of dilutive securities: stock options and warrants                          -               181,793          (.02)
                                                                              ----------         ---------          -----
Diluted EPS

Net income attributable to common shares
   and assumed option and warrant exercises                                   $2,067,412         4,709,794          $.44
                                                                              ==========         =========          ====

For the year ended October 31, 1999

Basic EPS

Net income attributable to common shares                                      $2,814,807         4,664,632          $.60
Effect of dilutive securities: stock options and warrants                          -               315,368          (.03)
                                                                              ----------         ---------          -----
Diluted EPS

Net income attributable to common shares
   and assumed option and warrant exercises                                   $2,814,807         4,980,000          $.57
                                                                              ==========         =========          ====

10.   DISCONTINUED OPERATIONS:

In February 1999, the Company formed a subsidiary, Uautobid.com, which developed an internet web site where a car buyer could purchase a new or used vehicle online directly from a participating dealer. In July 2000, after an extensive review and evaluation, the Company decided to abandon the operations of its Uautobid.com subsidiary. The Company determined that further investment in this operation was not prudent due to the higher level of risk associated with the rapidly changing and increasingly competitive internet car buying market.

11.   QUARTERLY CONSOLIDATED INFORMATION (unaudited):

The following is a summary of unaudited quarterly financial information for the years ended October 31, 2001 and 2000:

                                                               Year Ended October 31, 2001
                                                               ---------------------------
                                                            First              Second              Third               Fourth
                                                            Quarter            Quarter             Quarter             Quarter
                                                            -------            -------             -------             --------

Revenues                                                $12,878,138        $14,739,473          $16,821,849         $15,413,858
Operating (loss) income                                    (456,011)           207,401              174,135            (350,809)
Net income (loss)                                           319,515            870,359              639,861          (2,082,720)
Basic earnings (loss) per share                                 .08                .21                  .16                (.52)
Diluted earnings (loss) per share                               .07                .20                  .15                (.52)

                                                              Year Ended October 31, 2000
                                                              ---------------------------
                                                           First              Second              Third               Fourth
                                                           Quarter            Quarter             Quarter             Quarter
                                                           -------            -------             -------             --------
Revenues                                                $13,232,786        $15,347,002          $16,825,617         $16,249,220
Operating income                                            405,745            507,791              480,561              33,812
Income from continuing operations                           653,826            740,644              837,548             638,640
Loss from discontinued operations                          (237,163)          (261,021)            (305,062)               -
Net income                                                  416,663            479,623              532,486             638,640
Basic earnings per share
    Continuing operations                                       .14                .16                  .19                 .15
    Discontinued operations                                    (.05)              (.06)                (.07)                -
    Net income                                                  .09                .10                  .12                 .15
Diluted earnings per share
    Continuing operations                                       .13                .15                  .18                 .14
    Discontinued operations                                    (.04)              (.05)                (.07)                -
    Net income                                                  .09                .10                  .11                 .14

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The table below sets forth certain information as of January 18, 2002 with respect to the executive officers and directors of the Company. Other than Chester J. Luby and Cindy H. Luby, who are father and daughter, none of the executive officers or directors of the Company is related.

      Name                       Age             Position
      ----                       ---             --------
Chester J. Luby .............     70      Chairman, Chief Executive
                                          Officer and Director*

Cindy H. Luby ...............     47      President, Chief Operating Officer
                                          and Director**

Lawrence J. Altman ..........     54      Senior Vice President, Marketing

Zvi D. Sprung ...............     52      Chief Financial Officer, Treasurer
                                          and Secretary

William H. Brown ............     71      Director**

Donald Kirsch ...............     70      Director*

Harvey Granat ...............     64      Director***

------------------------
    * Term expires 2003
   ** Term expires 2004
  *** Term expires 2002

      The Board of Directors of the Company is divided into three classes serving staggered three year terms. The Company's Certificate of Incorporation provides that directors may be removed with or without cause only upon the affirmative vote of holders of at least 66-2/3% of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote generally in the election of directors, voting as a class.

      Chester J. Luby has been the Chairman, Chief Executive Officer, a director and a principal stockholder of the Company since its inception in 1991. For more than five years, Mr. Luby has been the president and a principal stockholder of Target Agency, Inc. ("Agency"), Target Insurance Ltd., a Bermuda joint stock company ("Target"), and Dealers Extended Services, Inc. ("DESI"), private companies involved in various aspects of the insurance business. Mr. Luby is a graduate of the University of Chicago and Yale Law School and a member of the New York and Florida bars.

      Cindy H. Luby was elected President and Chief Operating Officer of the Company in December 1995 and has been a director of the Company since its inception in 1991. Ms. Luby was Vice President, Chief Financial Officer, Treasurer and Secretary of the Company from its inception in 1991 until December 1995. For more than five years, Ms. Luby has been a vice president of Agency, Target and DESI. Ms. Luby is a licensed life and property and casualty insurance agent and is a graduate of Wellesley College and General Motors School of Merchandising and Management.

      Lawrence J. Altman was elected Senior Vice President, Marketing of the Company in April 1997. Mr. Altman was Vice President, Marketing, of the Company since its inception in 1991 until April 1997. For more than five years Mr. Altman has been a vice president of Agency and DESI. From 1973 to the present, Mr. Altman has been in the vehicle service contract industry as an employee of companies selling or designing, marketing and administering such contracts as well as an independent agent marketing such contracts.

      Zvi D. Sprung joined the Company in August 1995 and was elected Chief Financial Officer, Treasurer and Secretary in December 1995. Prior to joining the Company, Mr. Sprung was Controller of Advanced Media, Inc. (1994-95), Chief Financial Officer of Pharmhouse Corp. (1992-94) and Controller of Long Lake Energy Corporation (1987-92). Mr. Sprung is a Certified Public Accountant in the State of New York.

      William H. Brown has been President of Leroy Holdings, Inc., a privately held vehicle leasing company, for more than the last five years. He has been a director of the Company since September 1994.

      Donald Kirsch is Chairman and President of The Wall Street Group, Inc. and President and Chief Executive Officer of Wall Street Consultants, Inc., financial consulting and financial public relations firms, positions he has held for more than five years. He has been a director of the Company since December 1996.

      Harvey Granat has been the President and Chief Executive Officer of Sterling/Carl Marks Capital, Inc. ("Sterling"), a Small Business Investment Company, since 1988. In addition, since August 2001, Mr. Granat is also Managing Director of Corporate Solutions Group, an investment banking marketing partner of American Express Company. Prior to joining Sterling, Mr. Granat was the President and Chief Executive Officer of Sussex Leasing Corp., an equipment leasing company. He has been a director of the Company since January 1999.

      Based solely on its review of copies received by the Company of reports of ownership of and changes in ownership of securities filed with the Securities and Exchange Commission by the Company's officers, directors and greater than 10% shareholders, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended October 31, 2001, all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with as required by Section 16 (a) of the Securities and Exchange Act of 1934, as amended.

ITEM 11.  EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company's Chief Executive Officer and to its executive officers whose salaries and bonuses exceeded $100,000 during the fiscal year ended October 31, 2001 (the "Named Executives"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                       COMPENSATION
                                 FISCAL YEAR           ANNUAL COMPENSATION             SECURITIES
          NAME AND                  ENDED            -----------------------           UNDERLYING             ALL OTHER
     PRINCIPAL POSITION          OCTOBER 31,         SALARY            BONUS             OPTIONS         COMPENSATION (4)
     ------------------          -----------         ------            -----             -------         ----------------
Chester J. Luby (1)                 2001           $250,000         $150,000               -                 $62,865
  Chairman and Chief                2000            250,000          165,367               -                  62,865
   Executive Officer                1999            250,000          208,313               -                  62,865

Cindy H. Luby (2)                   2001            175,000          100,000               -                     -
  President and Chief               2000            175,000          128,620            100,000                  -
   Operating Officer                1999            175,000          162,125               -                     -

Lawrence J. Altman (3)              2001            211,613             -                  -                     -
  Senior Vice President,            2000            247,949             -                  -                     -
   Marketing                        1999            244,134             -                  -                     -

Zvi D. Sprung                       2001            114,000             -                  -                     -
  Chief Financial Officer,          2000            109,385             -                 3,000                  -
   Treasurer and Secretary          1999             99,923             -                  -                     -

-----------------------

(1) Annual compensation paid to Mr. Luby was pursuant to an Amended and Restated Employment Agreement dated November 1, 1998 between the Company and Mr. Luby.

(2) Annual compensation paid to Ms. Luby was pursuant to an Amended and Restated Employment Agreement dated November 1, 1998 between the Company and Ms. Luby. In April 1997, the Company provided a loan to Ms. Luby in the amount of $110,000 to assist her in the purchase of a new residence in close proximity to the Company's offices. The loan bore interest, payable quarterly in arrears, at 7% per annum, was unsecured, and was due and payable in full April 2002. As of January 18, 2002, Ms. Luby has prepaid the entire amount of the loan.

(3) Annual compensation paid to Mr. Altman was pursuant to an Amended and Restated Employment Agreement dated February 1, 1999 between the Company and Mr. Altman, as amended.

(4) Amount represents split dollar life insurance premiums paid by the Company for the benefit of Mr. Luby. This amount will be reimbursed to the Company in the event of Mr. Luby's death or the termination of his employment agreement under certain circumstances. Amount does not include certain other personal benefits, the total value of which was less than the lesser of $50,000 or ten percent of the total salary and bonus paid or accrued by the Company for services rendered by such officer during the fiscal year indicated.

      In fiscal 2001 the Directors of the Company who were not otherwise affiliated with the Company received a fee of $1,000 for attendance at each Board meeting, while Directors that were employees of the Company did not receive any compensation for their attendance at Board or Committee meetings.

      The Company did not grant any options or stock appreciation rights during the fiscal year ended October 31, 2001.

      The following table sets forth information concerning the exercise of stock options by the Named Executives during the fiscal year ended October 31, 2001 and the value of unexercised options as of October 31, 2001 held by the Named Executives.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND
                          FISCAL YEAR END OPTION VALUES

                              SHARES                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                             ACQUIRED       VALUE          UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                            ON EXERCISE     REALIZED      OPTIONS AT OCTOBER 31, 2001        AT OCTOBER 31, 2001 (1)
                            -----------     --------      ---------------------------       ---------------------------
NAME                                                      EXERCISABLE   UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
----                                                      -----------   -------------       -----------   -------------
Chester J. Luby                 -             -           225,000              -               $312,394            $-
Cindy H. Luby                   -             -           295,834              -                276,381             -
Lawrence J. Altman              -             -             38,500           2,400               63,084             -
Zvi D. Sprung                   -             -             19,000           5,400               11,482           576

(1) Based on the closing price of the Common Stock on NASDAQ on October 31, 2001.

STOCK OPTION PLAN

      The Company's Amended and Restated 1993 Stock Option Plan, as amended (the "Option Plan"), is designed to attract, retain and motivate key employees by granting them options to purchase Common Stock. The Option Plan provides for the grant of a maximum of 344,000 shares of Common Stock and permits the granting of stock options to employees which are either "incentive stock options" ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonqualified stock options" ("NSOs"). The Option Plan is administered by a Stock Option and Compensation Committee of the Board of Directors established for such purpose and consisting of Donald Kirsch and William Brown, independent directors of the Company. Subject to the terms of the Option Plan, such Committee determines the recipients of options and the number of options to be granted under the Option Plan. The Option Plan also provides for the Stock Option and Compensation Committee to establish an exercise price for ISOs and NSOs that is not less than the fair market value per share at the date of grant. As of October 31, 2001, options to purchase 216,401 shares of Common Stock were outstanding under the Option Plan, all of which are exercisable at January 18, 2002. Under the Option Plan, a total of 12,400 additional options may be granted.

INCENTIVE PLAN

      The Company's 1996 Incentive Plan (the "Incentive Plan"), is designed to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company who will contribute to the Company's long-term success. The Incentive Plan authorizes the granting of incentive awards through grants of options to purchase Common Stock, grants of Common Stock appreciation rights, grants of Common Stock purchase awards and grants of restricted Common Stock. The Incentive Plan provides for the grant of a maximum of 300,000 shares of Common Stock and permits the granting of stock options which are either ISOs meeting the requirements of
Section 422 of the Code, or NSOs. The Incentive Plan is administered by a Committee of the Board of Directors established for such purpose and consisting of Donald Kirsch and William Brown, independent directors of the Company. Subject to the terms of the Incentive Plan, such Committee determines the recipients of awards and the number of awards to be granted under the Incentive Plan. The Incentive Plan also provides for the Committee to establish an exercise price for ISOs and NSOs that is, in the case of ISOs, not less than the fair market value per share at the date of grant.

      In addition to grants of discretionary awards by the Stock Option and Compensation Committee, the Incentive Plan provides for automatic grants of options to purchase 15,000 shares to all independent directors (as defined in the Incentive Plan) at an exercise price equal to the fair market value of the Common Stock, upon the appointment of an independent director to the Board of Directors. As of October 31, 2001, options to purchase 222,800 shares of Common Stock were outstanding under the Incentive Plan, 179,400 of which are exercisable at January 18, 2002. Under the Incentive Plan, a total of 42,900 additional options may be granted.

EMPLOYMENT AGREEMENTS

      On November 1, 1998, the Company entered into an Amended and Restated Employment Agreement with Chester J. Luby providing for his employment as Chairman of the Board of Directors and Chief Executive Officer of the Company. This employment agreement terminates on December 31, 2011. However, it is automatically extended for additional one-year periods unless either the Company or Mr. Luby provides written notice that no further extensions shall be granted.

      Mr. Luby is to be paid an annual salary of $250,000, which may be increased annually in the discretion of the Board of Directors. Mr. Luby is also entitled to an annual bonus on account of each fiscal year equal to the greater of $150,000 or 4 1/2% of the Company's earnings before interest expense and taxes for the fiscal year. IN addition to his annual salary and bonus, Mr. Luby may also be paid an annual performance bonus in the discretion of the Board of Directors. However, the amount, if any, of this bonus is determined at the sole discretion of the members of the Board. Mr. Luby's "Total Compensation" (as defined in the employment agreement) for any fiscal year is defined as the sum of his annual salary, annual bonus and annual performance bonus (if any) for that fiscal year.

      Under the terms of his employment agreement, Mr. Luby is entitled to the use of a leased car and reimbursement for all operating expenses for the car, reimbursement for travel expenses incurred in attending conferences and meetings of certain trade associations and certain other business and employment related expenses, and premium payments for split dollar life insurance policies for the benefit of Mr. Luby and his family. With respect to the split-dollar life insurance policies, the premium payments made by the Company are recorded as non-interest bearing loans and total approximately $437,000 as of October 31, 2001. This amount will be reimbursed to the Company in the event of Mr. Luby's death or the termination of his employment agreement under certain circumstances.

      If Mr. Luby dies during the term of his employment agreement, the Company will pay to his estate a death benefit in an amount equal to five times Mr. Luby's annual salary for the most recent fiscal year immediately prior to his death. If Mr. Luby's employment is terminated because he becomes disabled, the Company will pay him disability benefits equal to fifty percent (50%) of his average Total Compensation during the three most recent fiscal years prior to his disability. This annual disability benefit is payable until Mr. Luby's death. If Mr. Luby terminates his employment by the Company for "good reason" (as defined in the employment agreement) or if the Company terminates his employment other than for "good cause" (as defined in the employment agreement) or disability, then he is entitled to be paid the amount of his Total Compensation for the Company's most recent fiscal year immediately prior to his termination multiplied by a factor equal to the greater of two (2) or the number of years (including fractions) remaining in the term of his employment agreement. If Mr. Luby retires during the term of his employment agreement, he is to be paid retirement benefits equal to fifty percent (50%) of his Total Compensation for the Company's most recent fiscal year prior to his retirement. This annual retirement benefit is payable until Mr. Luby's death. If Mr. Luby is an employee of the Company immediately prior to a "Change in Control" (as defined in the employment agreement) of the Company all stock options he owns immediately vest and become exercisable. In addition, the Company is required to pay Mr. Luby an amount equal to the number of shares of Common Stock underlying his options multiplied by the amount, if any, that the lesser of (i) the exercise price of Mr. Luby's options or (ii) the closing price of the Company's shares on the date of the Change in Control, exceeds the average closing price of the Company's shares during the period beginning 180 days and ending 150 days prior to the date of the Change in Control. Upon receipt of this payment from the Company, Mr. Luby may then retain or exercise his options. Alternatively, Mr. Luby may forfeit his options to the Company in exchange for payment equal to the difference between the closing price of the Company's shares on the date of the Change in Control and the exercise price of his options.

      Mr. Luby's employment agreement also contains a three year "non-compete" clause. This clause does not apply in the event that Mr. Luby terminates his employment with the Company for "good reason" or if the Company terminates Mr. Luby's employment for reasons other than disability or "proper cause," as defined in the employment agreement.

      On November 1, 1998, the Company entered into an Amended and Restated Employment Agreement with Cindy H. Luby providing for her employment as President and Chief Operating Officer of the Company. This employment agreement terminates on December 31, 2011. However, it is automatically extended for additional one-year periods unless either the Company or Ms. Luby provides written notice that no further extensions shall be granted.

      Ms. Luby is to be paid an annual salary of $175,000, which may be increased annually in the discretion of the Board of Directors. Ms. Luby is also entitled to an annual bonus on account of each fiscal year equal to the greater of $100,000 or 3 1/2% of the Company's earnings before interest expense and taxes for the fiscal year. IN addition to her annual salary and bonus, Ms. Luby may also be paid an annual performance bonus in the discretion of the Board of Directors. However, the amount, if any, of this bonus is determined at the sole discretion of the members of the Board. Ms. Luby's Total Compensation for any fiscal year is defined as the sum of her annual salary, annual bonus and annual performance bonus (if any) for that fiscal year.

      Under the terms of her employment agreement, Ms. Luby is entitled to the use of a leased car and reimbursement for all operating expenses for the car and reimbursement for business expenses and employment related expenses, including travel expenses incurred in attending conferences and meetings of certain trade associations and dues of certain associations.

      If Ms. Luby dies during the term of her employment agreement, the Company will pay to her estate a death benefit in an amount equal to five times Ms. Luby's annual salary for the most recent fiscal year immediately prior to her death. If Ms. Luby's employment is terminated because she becomes disabled, the Company will pay her disability benefits equal to fifty percent (50%) of her average Total Compensation during the three most recent fiscal years prior to her disability. This annual disability benefit is payable for the longer of two
(2) years or the balance of the term of her employment agreement. If Ms. Luby terminates her employment by the Company for "good reason", or if her employment is terminated by the Company for reasons other than "good cause" or disability, then she is entitled to be paid the amount of her Total Compensation for the Company's most recent fiscal year immediately prior to the termination multiplied by a factor equal to the greater of two (2) or the number of years (including fractions) remaining in the term of her employment agreement. If Ms. Luby is an employee of the Company immediately prior to a Change in Control of the Company, all stock options she owns immediately vest and become exercisable. In addition, the Company is required to pay Ms. Luby an amount equal to the number of shares of Common Stock underlying her options multiplied by the amount, if any, that the lesser of (i) the exercise price of Ms. Luby's options or (ii) the closing price of the Company's shares on the date of the Change in Control, exceeds the average closing price of the Company's shares during the period beginning 180 days and ending 150 days prior to the date of the Change in Control. Upon receipt of this payment from the Company, Ms. Luby may then retain or exercise her options. Alternatively, Ms. Luby may forfeit her options to the Company in exchange for payment equal to the difference between the closing price of the Company's shares on the date of the Change in Control and the exercise price of her options.

      Ms. Luby's employment agreement also contains a three year "non-compete" clause. This clause does not apply in the event that Ms. Luby terminates her employment with the Company for good reason or if the Company terminates Ms. Luby's employment for reasons other than disability or proper cause.

      On February 1, 1999, the Company entered into an Amended and Restated Employment Agreement with Lawrence J. Altman providing for his employment as Senior Vice President, Marketing, of the Company. This employment agreement, as further amended, terminates on February 1, 2007.

      Mr. Altman is to be paid an annual salary of $70,710, which may be increased annually in the discretion of the Company. Mr. Altman is also entitled to receive monthly commissions equal to 2% of (i) all administrative fees for vehicle service contracts and vehicle warranties paid to the Company during each calendar month minus (ii) the aggregate selling expenses incurred by the Company for such month minus (iii ) $150,000. In addition to his annual salary and monthly commissions, Mr. Altman may also be paid an annual performance bonus in an amount, if any, determined at the sole discretion of the members of the Board. Mr. Altman's "Total Compensation" (as defined in the employment agreement) for any fiscal year is defined as the sum of his annual salary, monthly commissions and annual performance bonus (if any) for that fiscal year.

      If Mr. Altman dies during the term of his employment agreement, the Company will pay to his estate a death benefit in an amount equal to the Total Compensation paid to Mr. Altman for the Company's most recent fiscal year prior to his death. If Mr. Altman's employment is terminated because he becomes disabled, the Company will pay him disability benefits equal to fifty percent (50%) of his Total Compensation for the Company's most recent fiscal year immediately prior to Mr. Altman's disability termination. Such disability benefits are to be paid for the longer of two years or the balance of the term of the employment agreement. If Mr. Altman terminates his employment by the Company for "good reason" or if the Company terminates his employment other than for "proper cause" or disability, then he is entitled to be paid the amount of his Total Compensation for the Company's most recent fiscal year multiplied by a factor of two.

      If Mr. Altman is an employee of the Company immediately prior to a "Change in Control" of the Company, all stock options he owns immediately vest and become exercisable. In addition, the Company is required to pay Mr. Altman an amount equal to the number of Shares underlying his options multiplied by the amount, if any, by which the lesser of (i) the exercise price of Mr. Altman's options or (ii) the closing price of the Company's Shares on the date of the Change in Control exceeds the average closing price of the Company's Shares during the period beginning 180 days and ending 150 days prior to the date of the Change in Control. Upon receipt of this payment from the Company, Mr. Altman may then retain or exercise his options. Alternately, Mr. Altman may forfeit his options to the Company in exchange for payment equal to the difference between the closing price of the Company's Shares on the date of the Change in Control and the exercise price of his options.

      Mr. Altman's employment agreement contains a two year "non-compete" clause. This clause does not apply in the event that Mr. Altman terminates his employment with the Company for good reason or if the Company terminates Mr.

      Altman's employment for reasons other than disability or proper cause.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of January 18, 2002, by each person who beneficially owns more than five (5%) percent of such shares, by each director of the Company, by each executive officer of the Company and by all directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or it, except as otherwise set forth in the notes to the table.


                                                                          Shares                 Percent of Shares
Name and Address of                                                    Beneficially                Beneficially
 Beneficial Owner                                                         Owned                      Owned (1)
-------------------                                                    ------------              -----------------
Chester J. Luby .....................................................   705,800 (2)                    16.8%
   333 Earle Ovington Blvd.
   Mitchel Field, New York 11553

Joan S. Luby ........................................................   492,500 (3)                    12.4%
   333 Earle Ovington Blvd.
   Mitchel Field, New York 11553

Cindy H. Luby .......................................................   310,394 (4)                     7.3%
   333 Earle Ovington Blvd.
   Mitchel Field, New York 11553

Lawrence J. Altman ..................................................    62,300 (5)                     1.5%
   333 Earle Ovington Blvd.
   Mitchel Field, New York 11553

Zvi D. Sprung .......................................................    24,400 (6)                       *
   333 Earle Ovington Blvd.
   Mitchel Field, New York 11553

William H. Brown ....................................................    18,000 (7)                       *

Donald Kirsch .......................................................    15,000 (8)                       *

Harvey Granat .......................................................    17,500 (9)                       *

First Wilshire Securities Management, Inc. ..........................   609,840 (10)                    15.4%

S.A.C. Capital Advisors, LLC ........................................   276,200 (11)                     7.0%

Stadium Capital Partners, L.P. ......................................   522,400 (12)                    13.2%

All directors and executive officers as a group (seven persons) ..... 1,153,394                         25.1%

-----------------------
*less than one percent

(1) Amount and Percent of Shares Beneficially Owned was computed based on 3,967,449 shares of Common Stock outstanding on January 18, 2002 and, in each person's case, the number of shares of Common Stock issuable upon the exercise of options and/or Independent Director Warrants (defined below) held by such person, or in the case of all directors and executive officers as a group, the number of shares of Common Stock issuable upon the exercise of options and/or Independent Director Warrants held by all such members of such group, but does not include the number of shares of Common Stock issuable upon the exercise of any other outstanding options and/or Independent Director Warrants.

(2) Includes 225,000 shares issuable upon the exercise of stock options, all of which are currently exercisable.

(3) Includes 15,000 shares issuable upon the exercise of stock options, all of which are currently exercisable.

(4) Includes 295,834 shares issuable upon the exercise of stock options, all of which are currently exercisable. Also includes 960 shares owned by Ms. Luby's husband, as to which Ms. Luby disclaims beneficial ownership.

(5) Includes 40,900 shares issuable upon the exercise of stock options, 38,500 of which are currently exercisable and the balance of which become exercisable at the rate of 1,200 options per year.

(6) All of these shares are issuable upon the exercise of stock options, 19,000 of which are currently exercisable and the balance of which become exercisable at the rate of 2,600 options per year.

(7) Includes (a) 10,000 shares issuable upon the exercise of stock options, all of which are currently exercisable and (b) 1,200 shares issuable upon exercise of warrants to purchase Common Stock (the "Independent Director Warrants"), all of which are currently exercisable.

(8) All of these shares are issuable upon the exercise of stock options and are currently exercisable.

(9) Includes 15,000 shares issuable upon the exercise of stock options, 9,000 of which are currently exercisable and the balance of which become exercisable at the rate of 3,000 options per year.

(10) Based on information provided in Schedule 13G supplied to the Company in February 2001. First Wilshire Securities Management, Inc., a broker and investment advisor, has sole voting power over 148,390 of the 609,840 shares.

(11) Based on information provided in Schedule 13G supplied to the Company in November 2000. S.A.C. Capital Advisors, LLC does not have sole voting power over these shares.

(12) Based on information provided in Form 4 supplied to the Company in June 2001. Stadium Capital Partners, L.P. does not have sole voting power over these shares.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In January 1998, the Company entered into an agreement with a subsidiary of Orion Capital, a member company of Royal and SunAlliance USA ("Orion"), to underwrite a portion of the insurance coverage arranged by the Company for its service contract customers. Concurrently, Orion entered into a reinsurance agreement with Target which provided reinsurance for losses to Orion under its agreement with the Company. During fiscal 2001, Target received approximately $58,100 in premiums under its agreement with Orion. In addition, in January 1998, NSC entered into a reinsurance agreement with a subsidiary of Orion which provides reinsurance for losses to NSC under certain circumstances. Concurrently, the Company entered into agreements to indemnify Orion and Target for any losses incurred under the aforementioned agreements. There were no such losses, and there were no payments made by the Company under the indemnification agreements in fiscal 2001.

ITEM 14.  EXHIBITS AND REPORTS ON FORM 8-K

  A) Exhibits

  Exhibit
    No.                                              Description
  -------                                            -----------

    2.1   Certificate of Merger of INDS Holdings, Inc. ("Holdings") into the
          Company.(1)
    3.1   Restated Certificate of Incorporation of the Company.(1)
    3.2   Bylaws of the Company, as amended.(1)
    3.3   Amended and Restated Certificate of Incorporation of the Company.(1)
    3.4   Amended and Restated Bylaws of the Company.(1)
    4.1   Form of Common Stock Certificate.(1)
    4.2   Form of Warrant Agreement and Form of Warrant Certificates.(1)
    4.3   Form of Unit Purchase Option Agreement and Form of Unit Purchase
          Option Certificate.(1)
    4.4   Rights Agreement dated as of October 24, 1995 between the Company and
          Continental Stock Transfer & Trust Company, which includes as exhibits the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B.(2)
    10.1  Amended and Restated Employment Agreement between the Company and
          Chester J. Luby, dated as of November 1, 1998.(5)
    10.2  Amended and Restated Employment Agreement between the Company and
          Cindy H. Luby, dated as of November 1, 1998.(5)
    10.3  Amended and Restated Employment Agreement between the Company and
          Lawrence J. Altman, dated as of February 1, 1999.(6)


                                       18


  Exhibit
    No.                                              Description
  -------                                            -----------

    10.4  Amendment No. 1 to Amended and Restated Employment Agreement between the Company and Lawrence J. Altman, dated as of November 27, 2001.
    10.5  Amended and Restated 1993 Stock Option Plan.(1)
    10.6  Restated Contingent Claim Reserve and Administration Escrow Contract,
          dated August 7, 1991, among Seller (as predecessor-in-interest to the
          Company), The Travelers Indemnity Company ("Travelers"), Brokerage
          Professionals, Inc. ("BPI") and The Massachusetts Company, Inc. (the
          "Escrow Agent").(1)
    10.7  Replacement Administrator Agreement, dated October 1, 1991, among INDS
          Group Inc. (The "Seller") (as predecessor-in-interest to the Company),
          Travelers, BPI and Automotive Professionals, Inc. ("API").(1)
    10.8  INDS/BPI-Program Agreement, dated October 1, 1991, among Seller (as predecessor-in- interest to the Company), Travelers and BPI.(1)
    10.9  Escrow Account Agreement for Automobile Vehicle Service Contract
          Primary Loss Primary Loss Reserve Funds, dated August 22, 1991, among
          Seller (as predecessor- in-interest to the Company), BPI and the
          Escrow Agent.(1)
    10.10 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and Travelers.(1)
    10.11 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and BPI.(1)
    10.12 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and the Escrow Agent.(1)
    10.13 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and the API.(1)
    10.14 Form of Independent Agent Agreement.(1)
    10.15 Form of Administrator Agreement.(1)
    10.16 Form of Dealer Administrator Agreement.(1)
    10.17 Form of Service Contract Financing Program Agreement.(1)
    10.18 Amendment to Amended and Restated 1993 Stock Option Plan.(1)
    10.19 Lease, dated December 2, 1994, between The Omni Partners, a Limited
          Partnership, as lessor, and the Company, as lessee.(3)
    10.20 1996 Incentive Plan. (4)
    21    List of Subsidiaries.
    23    Consent of Arthur Andersen LLP.

    (1) Incorporated by reference to Registration Statement on Form SB-2, File No. 33-74222-NY.
    (2) Incorporated by reference to Registration Statement on Form 8-A dated October 26, 1995.
    (3) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1994.
    (4) Incorporated by reference to Registration Statement on Form S-8, File No. 333-09571.
    (5) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998.
    (6) Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

    (B)   Reports on Form 8-K.

     A report on Form 8-K relating to the settlement of certain litigation was filed on October 15, 2001.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     INTERSTATE NATIONAL DEALER SERVICES, INC.

   January 24, 2002

                                     By          /s/Cindy H. Luby
                                        ---------------------------------------
                                                  Cindy H. Luby
                                         President and Chief Operating Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated, on the date set forth above.

                  Signature                                   Title
                  ---------                                   -----
              /s/Chester J. Luby                    Chairman of the Board
           -----------------------                (Chief Executive Officer)
               Chester J. Luby

              /s/Cindy H. Luby                     President and Director
           -----------------------                (Chief Operating Officer)
                Cindy H. Luby

             /s/Zvi D. Sprung                      Chief Financial Officer
           -----------------------               (Chief Accounting Officer)
               Zvi D. Sprung

            /s/William H. Brown                              Director
           -----------------------
              William H. Brown

            /s/Donald Kirsch                                 Director
           -----------------------
              Donald Kirsch

            /s/Harvey Granat                                 Director
           -----------------------
              Harvey Granat

                                       20